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Exhibit (d)(3)

        DG FastChannel, Inc. 750 West John Carpenter Freeway, Suite 700 Irving, Texas 75039

April 16, 2011

MediaMind Technologies, Inc.
135 West 18th Street, Fifth Floor
New York, New Tork 10011

Attention: Gal Trifon / Brian Wolfe

Ladies and Gentlemen:

        In considering a possible transaction between MediaMind Technologies Inc. (together with its affiliates, the "Company") and DGFastChannel, Inc. (together with its affiliates, the "Acquiror"), it is expected that each party will furnish or otherwise make available (the "Disclosing Party") certain information regarding its business, operations and affairs to the other party (the "Receiving Party"). Such information, regardless of the form in which it is provided or maintained and whether prepared by the Disclosing Party or otherwise and whether provided before, on or after the date hereof, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or any of the Receiving Party's Representatives (as defined below) that contain or otherwise reflect or are based in whole or in part on such information, is hereinafter referred to as "Confidential Information." Notwithstanding the foregoing, "Confidential Information" does not include any information that (i) was publicly available prior to the date of this agreement or hereafter becomes publicly available without any violation of this agreement on the part of the Receiving Party or any of its Representatives, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party or its Representatives or (iii) becomes available to the Receiving Party or its Representatives from a person other than the Disclosing Party or its Representatives which is not, to the best of the Receiving Party's knowledge, subject to any legally binding obligation to keep such information confidential. As used in this agreement, "person" means an individual or entity and "Representatives" of any person means the affiliates and the officers, directors, employees, attorneys, accountants, financial advisors, prospective debt financing sources and other agents and representatives of such person and its affiliates.

        In consideration of each party being provided with the Confidential Information of the other party and being offered the opportunity to evaluate the business and operations of the other party, each party agrees to comply with the terms of this agreement.

        The Disclosing Party's Confidential Information will be kept confidential and will not be disclosed, in whole or in part, to any person other than those Receiving Party Representatives who need to know such Confidential Information for the purpose of evaluating the proposed transaction; provided that the Receiving Party requires such Representatives to agree to comply with tie terms hereof (other than, in the case of third-party Representatives, the standstill and non-solicitation provisions hereof, which will be binding on such Representatives only to the extent it is acting on behalf of or in concert with the Receiving Party in connection with an action prohibited by any such provision), it being understood that the Receiving Party will be responsible for any breach of the terms of this agreement by any of its Representatives.

        Without the prior written consent of the Disclosing Party, neither the Receiving Party nor any of its Representatives will disclose to any person the fact that the Disclosing Party has made its Confidential Information available, that discussions or negotiations are taking place concerning a possible transaction between the parties, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as otherwise required by law or the applicable rules of any national securities exchange.

        The Receiving Party will not use, or allow the use of, the Disclosing Party's Confidential Information for any purpose except to evaluate the proposed transaction.

MediaMind Technologies Inc.	April 16, 2011

        Immediately upon the Disclosing Party's request, the Receiving Party shall at its option, either destroy (and certify such destruction in writing to the Disclosing Party) or return to the Disclosing Party all written, electronic or other tangible Confidential Information. Each party shall inform the other promptly of any determination not to pursue the proposed transaction. Notwithstanding the foregoing, one copy of any Confidential Information may be retained by the Receiving Party to the extent required to comply with legal or regulatory requirements; provided that any Confidential Information so retained will continue to be held confidential pursuant to the terms of this agreement.

        If the Receiving Party, or anyone to whom the Receiving Party transmits the Disclosing Party's Confidential Information, is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Disclosing Party's Confidential Information, the Receiving Party will, to the extent permitted, provide the Disclosing Party with prompt written notice (but in no event more than two business days after receipt) so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive the Receiving Party's compliance with the provisions of this agreement. If required to be disclosed, the Receiving Party will furnish only that portion of the Disclosing Party's Confidential Information that it is legally required to disclose, in the judgment of the Receiving Party's counsel, and will exercise its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information and, to the extent permitted, the Receiving Party will promptly inform the Disclosing Party of the Receiving Party's determination to furnish such information and the scope and contents of such disclosure.

        Each party acknowledges that, in its examination of the Confidential Information, it will receive material non-public information concerning the other party, and that it is aware (and that its Representatives who are apprised of this matter have been or will be so advised) that the United States securities laws restrict the purchase and sale of securities by persons who possess certain nonpublic information relating to the issuer of such securities.

        Each party hereto agrees that, for a period of one year following the date hereof (the "Standstill Period"), it will not (and will ensure that its affiliates and associates (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (and any person acting on behalf of or in concert with it or any affiliate or associate) will not), directly or indirectly, without the prior written consent of the other party, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the other party or any of its subsidiaries, any warrant or option to purchase such voting securities or assets, any security convertible into any such securities or any other right to acquire such securities, (ii) enter, agree to enter, propose, seek or offer to enter, into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the other party or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other party, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the other party, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the other party, (vii) disclose any intention, plan or arrangement prohibited by or inconsistent with the foregoing or (viii) enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Each party hereto further agrees that during the Standstill Period it will not (and will ensure that its affiliates and associates (and any person acting on behalf of or in concert with it or any affilitate or associate) will not), directly or indirectly, without the prior written consent of the other party, (x) make any request, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (y) take any action that might require the other party to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph.

MediaMind Technologies Inc.	April 16, 2011

        Each party also agrees that for a period of one year following the date hereof, none of it and any of its affiliates (nor any person acting on behalf of or in concert with it or any of its affiliates) will, without the prior written consent of the other party, directly or indirectly solicit to hire or hire any person employed by the other party who such party meets or has identified to it in connection with the possible transaction between the parties hereto. Solicitations shall not include general non-directed advertisements for employment.

        No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        The Receiving Party agrees that the Disclosing Party would be irreparably injured by a breach of this agreement by the Receiving Party or its Representatives and that, in the event of a breach or threatened breach, the Disclosing Party shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance without the necessity of providing any bond or other security, and the Receiving Party hereby irrevocably consents to such relief.

        Neither the Disclosing Party nor its Representatives makes any representations or warranties, express or implied, with respect to its Confidential Information, except for any representations and warranties that may be made to the other party in a definitive purchase agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified in such agreement. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the selection or use of the Disclosing Party's Confidential Information by the Receiving Party or any of its Representatives or any errors therein or omission therefrom. The Receiving Party understands and agrees that, unless and until a definitive purchase agreement between the parties with respect to the proposed acquisition has been executed and delivered, neither the Disclosing Party nor the Receiving Party will be under any legal obligation of any kind whatsoever with respect to any transaction (except for the express obligations set forth in this agreement).

        All proprietary and intellectual property rights in and to Confidential Information shall remain the sole property of the Disclosing Party, and nothing in this agreement shall be construed in any way to grant to the Receiving Party or its Representatives any express or implied option, license or other right, title or interest in or to any Confidential Information provided by the Disclosing party, or to any intellectual property rights embodied in such Confidential Information.

        If any term or provision of this agreement or any application hereof shall be invalid and unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby.

        This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement may be modified or waived only by an instrument signed by the parties hereto. This agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto.

MediaMind Technologies Inc.	April 16, 2011

        This agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York City, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this agreement. Each party hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the such party and may be enforced in any other courts to whose jurisdiction the such party is or may be subject by suit upon such judgment.

        Except for the immediately preceding paragraph, which shall be binding in perpetuity or until the latest date permitted by law, this agreement will be binding upon the parties and their Representatives for a period of three years from the date hereof. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument. This agreement may be executed and delivered by facsimile. Any facsimile signatures shall have the same legal effect as manual signatures.

Very truly yours,
MEDIAMIND TECHNOLOGIES INC.
			By:	/s/ VERED RAVIV SCHWARZ
				Name:	Vered Raviv Schwarz
				Title:	VP / General Counsel
Accepted and agreed:
DG FASTCHANNEL, INC.
By:	/s/ SCOTT K GINSBURG
	Name:	Scott K Ginsburg
	Title:	Chairman and CEO

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  Exhibit (d)(3)